EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-31141) of 21st Century Insurance Group of our report dated June 24, 2004 relating to the financial statements and supplemental schedule of the 21st Century Insurance Company Savings and Security Plan, which appears in this Form 11-K.

/s/ PricewaterhouseCoopers LLP

Los Angeles, California
June 24, 2004